Exhibit 23.3

Consent of Independent Auditors
The Board of Directors
Liberty Latin America Ltd.:
We consent to the use of our report dated April 12, 2017, with respect to the consolidated statements of financial position of Cable & Wireless Communications Limited and subsidiaries as of March 31, 2016 and 2015 and the related consolidated statements of operations, comprehensive income, changes in owners’ equity, and cash flows for each of the years in the two-year period ended March 31, 2016, incorporated herein by reference.
/s/ KPMG LLP
London, United Kingdom
February 27, 2018